EXHIBIT 21


                              LIST OF SUBSIDIARIES


Name of Subsidiary                                 Jurisdiction of Incorporation
------------------                                 -----------------------------
Europe Craft Imports, Inc.                         New Jersey

ECI Sportswear, Inc.                               New York

XOXO Clothing Company, Incorporated                Delaware



All other subsidiaries of the Registrant, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary as of the end of the year covered by this Annual Report, and, therefore, their names have been omitted.